SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-12

HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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[Attached is the text of an advertisement that appears in editions of the New York Times and various local and national newspapers.]

     Attention: All Hewlett-Packard Stockholders

HP HAS A BRIGHTER FUTURE
WITHOUT COMPAQ...
JUST ASK THE EXPERTS

“The immediate and potential long-term negative financial risk, high premium paid, significant integration risk, and strategic uncertainty of the proposed combination lead us to conclude that owning shares of the combined entity versus continuing as two separate companies does not present the best alternative for value creation to the CalPERS portfolio.”

The California Public Employees’ Retirement System, Proxy recommendation to vote Against HP Merger with Compaq, 3/08/02 (US’ largest pension fund with $151.8 billion in assets under management)

“The Ontario Teachers Pension Plan Board (OTPPB) is of the opinion that the proposed merger lacks strategic merit and increases Hewlett-Packard’s exposure to a troubled commodity PC hardware business. The proposed merger will significantly dilute Hewlett-Packard’s shareholder’s interests in a profitable imaging and printing business. The OTPPB is of the opinion that the financial impact on the Hewlett-Packard shareholders will be negative and so the OTPPB votes against the planned deal.”

The Ontario Teachers Pension Plan Board, Proxy recommendation to vote Against HP Merger with Compaq, 3/08/02

“We continue to oppose the strategic rationale of this merger. While HWP remains attractive from a valuation perspective, we find the future potential revenue mix of a combined HWP/Compaq to be far less attractive with HP’s ‘crown jewel’ Printing & Imaging business declining into the mid 20% range of revenues and PCs increasing to approximately 30% of revenues.”

Don Young, UBS Warburg, First Call, 3/6/02

“Our concern is that too often in the past numerous technology companies have prized the number one market share position as the ‘be-all, end-all’ measure of success, which has done little for investors.”

Walter J. Winnitzki, First Albany Corp., First Call, 3/05/02

“Most customers are not coming down on the side of the HP/CPQ management.”

Independent survey conducted by Ziff-Davis Market Experts of IT customers based on 1000 responses, February 2002

“We believe that investors are taking on material risk for relatively modest upside to HWP’s standalone FY 2003 earnings.”

Toni Sacconaghi, Sanford Bernstein, First Call, 2/28/02

“It’s an asymmetric payoff to the negative side, we feel, and it just isn’t worth taking on the huge integration risk for just a little bit of upside.”

Bruce Garelick, Loomis Sayles & Co., Bloomberg TV, 2/27/02

“We went through an exhaustive process, and Walter Hewlett’s alternative of a refocus on the enterprise business, with a serious look at spinning off the printer business is the best value alternative.”

Vinit Bodas, Brandes Investment Partners LP, 2/26/02

“Walter Hewlett is right, I believe, about the merger compounding H-P’s problems because it increases its exposure to PCs at a time when the business has become depressingly commodity-based and nearly profitless.”

Jim Seymour, PC Magazine columnist, TheStreet.com, 2/25/02*

A $25 BILLION MISTAKE IS NOT THE HP WAY

TIME IS SHORT: IF YOU’VE PREVIOUSLY SIGNED A WHITE PROXY VOTING FOR THE MERGER, YOU HAVE EVERY PROPER AND LEGAL RIGHT TO CHANGE YOUR MIND. WE URGE YOU TO VOTE “AGAINST” THE COMPAQ MERGER TODAY BY CHECKING THE “AGAINST” BOX ON YOUR GREEN PROXY. SIMPLY SIGN, DATE AND MAIL BACK YOUR GREEN PROXY. PLEASE DO NOT RETURN ANY WHITE PROXY CARDS IN THE FUTURE.

*	Permission to use quotations neither sought nor obtained. On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to their opposition to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing Persons’ definitive proxy statement and other documents relating to the Filing Persons’ solicitation on the Securities and Exchange Commission’s website at www.sec.gov, on the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.